Exhibit 5.1

                                 WEED & CO. LLP
                        4695 MACARTHUR COURT, SUITE 1430
                      NEWPORT BEACH, CALIFORNIA 92660-2164
                TELEPHONE (949) 475-9086 FACSIMILE (949) 475-9087


                                December 14, 2009

Board of Directors
Farmacia Corporation
204/2 Alba Yulie Street. Suite 68
Kishineu, MD 2001, Moldova

Re:  Form S-1 Registration Statement; Opinion of Counsel

Dear Members of the Board:

You have requested our opinion with respect to certain matters in connection with Farmacia Corporation's (the "Company") filing of a registration statement on Form S-1 (the "Registration Statement") with the Securities and Exchange Commission covering the offering of up to 5,000,000 shares of the Company's common stock, $.00001 par value (the "Shares").

In connection with this opinion, we have examined the Registration Statement and such other documents, records, certificates, memoranda and other instruments as we deemed necessary for the basis of this opinion. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold by the Company in accordance with the Registration Statement and related prospectus, will be legally issued, fully paid and non-assessable.

Very truly yours,


/s/ Weed & Co. LLP
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Weed & Co. LLP